For Immediate Release
Citigroup Inc. (NYSE: C)
December 15, 2009

Citi: ADIA Claim Without Merit

New York — On December 15, 2009, an arbitration claim was filed against Citi in New York by the Abu Dhabi Investment Authority (ADIA), which purchased equity units from the company in November 2007.  The units obligate ADIA to purchase a total of $7.5 billion of common equity on specified dates in 2010 and 2011.  The arbitration claim alleges fraudulent misrepresentations in connection with the sale and seeks rescission of the investment agreement or damages in excess of $4 billion.  Citi believes the allegations are entirely without merit and intends to defend against them vigorously.

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Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 140 countries. Through Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Additional information may be found at www.citigroup.com or www.citi.com.

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